Exhibit 3.1

AMENDMENT NO. 1

TO

OYO GEOSPACE CORPORATION

AMENDED AND RESTATED BYLAWS

Adopted by the Board of Directors on May 8, 2007

This Amendment amends the Section 4 of the OYO Geospace Corporation Amended and Restated Bylaws to read in its entirety as follows:

"4. Except as requested by a holder with respect to such holder's shares of the Corporation or as provided by resolution of the Board of Directors, all shares of the Corporation shall be uncertificated shares beginning on July 1, 2007. Notwithstanding the foregoing, shares represented by a certificate issued prior to July 1, 2007, shall be certificated shares until such certificate is surrendered to this Corporation. Upon request, every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by, the chairman or vice-chairman of the board of directors, or the president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The certificates shall otherwise be in such form as may be determined by the Board of Directors, shall be issued in numerical order, shall be entered in the books of the Corporation as they are issued and shall exhibit the holder's name and number of shares. At the election of the holder and without notice to the Corporation, any holder may participate in the Direct Registration System, or similar electronic record system, in which the transfer agent of the Corporation participates, through which such holder may hold, own and transact registered shares in uncertificated or electronic form. The book-entry ownership of shares as reflected in the records (whether electronic or otherwise) of the transfer agent of the Corporation shall represent the official stock records of the Corporation."